Exhibit 99.1
FOR IMMEDIATE RELEASE
December 17, 2009
Contacts: (Analysts) Kris Wenker (763) 764-2607
(Media) Kirstie Foster (763) 764-6364
GENERAL MILLS REPORTS STRONG RESULTS FOR FISCAL 2010 SECOND QUARTER
Company Raises Full-year EPS Guidance
MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today reported record results for the second quarter of fiscal 2010.
Fiscal 2010 Second-quarter Financial Highlights
•	Net sales increased to $4.08 billion, led by 4 percent growth in U.S. Retail sales

•	Segment operating profit increased 13 percent to $880 million

•	Diluted earnings per share grew at a strong double-digit rate to $1.66

•	Excluding certain items affecting comparability, earnings per share grew 13 percent to $1.54, exceeding the consensus of analyst estimates.
Net sales for the 13 weeks ended November 29, 2009, grew 2 percent to $4.08 billion, led by 4 percent growth in U.S. Retail net sales. The comparison was difficult—in last year’s second quarter, total company net sales grew 8 percent and U.S. Retail net sales grew 10 percent. Foreign currency translation contributed 1 point of net sales growth. The contribution from pound volume was flat, including the loss of 2 points of growth from divested products. U.S. Retail pound volume grew 2 percent above last year’s second-quarter level, which was up 5 percent.
     Chairman and Chief Executive Officer Ken Powell said, “Consumers around the world continue to focus on nutritious, convenient food choices that help them make breakfast, lunch and dinner for their families at good value. Demand for our leading brands remains strong. These good sales levels, combined with the accumulating benefits of our holistic margin management (HMM) efforts, are continuing to drive terrific operating performance in our manufacturing plants. This strong, fundamental business momentum has enabled us to raise our EPS targets for the full year.”
     Second-quarter gross margin increased at a double-digit rate, reflecting strong operating performance and commodity costs that were below year-ago levels for the period. General Mills increased its consumer marketing investment during the quarter, including a 37 percent increase in advertising and media expense. Segment operating profit grew 13 percent to $880 million. Second-quarter net earnings totaled $566 million, including a net gain related to mark-to-market valuation of certain commodity positions (this non-cash item is discussed below in the section titled Corporate Items). Diluted earnings per share (EPS) totaled $1.66, up from $1.09 in last year’s second quarter, which included a net reduction in mark-to-market valuation and a gain on the sale of a business. Excluding the divestiture gain last year and mark-to-market impacts in both years, second-quarter earnings would total $1.54 in fiscal 2010, up 13 percent from comparable earnings of $1.36 per share in fiscal 2009.
Six-month Financial Results Summary
Through the first six months of fiscal 2010, General Mills net sales grew 1 percent to $7.60 billion. Net sales in last year’s first half grew 11 percent. Foreign currency translation reduced 2010 first-half sales growth by 1 percentage point. The contribution from pound volume was flat despite the loss of 2 points of growth from divested products. Segment operating profits increased 16 percent to $1.65 billion, including a 27 percent increase in advertising and media investment. Six-month net earnings totaled $986 million. Diluted earnings per share totaled $2.91 compared to $1.88 in last year’s first half. Excluding last year’s divestiture gain and mark-to-market valuation effects in both years, earnings per share would total $2.82 for the first half of fiscal 2010, up 22 percent from comparable earnings of $2.32 a year ago.
U.S. Retail Segment Results
Second-quarter net sales for General Mills’ U.S. Retail segment rose 4 percent to $2.89 billion. Pound volume contributed 2 points of the growth. This was solid performance, given that last year’s second-quarter net sales grew 10 percent and pound volume contributed 5 points of that increase. Operating profits for the second quarter grew 13 percent to reach $718 million, including a 29 percent increase in advertising and media expense for the period.
     Net sales for Big G cereals grew 10 percent in the quarter, led by Chex cereal varieties, the Cheerios franchise and Fiber One cereals. Snacks division net sales grew 6 percent with strong contributions by Fiber One and Nature Valley grain snack bars and several fruit snack varieties. Net sales for the Baking Products division increased 5 percent led by Betty Crocker dessert mixes. Yoplait division net sales also grew 5 percent, reflecting continued gains by Yoplait Light and strong introductory sales of Yoplait Delights yogurt parfaits. Net sales for the Pillsbury division rose 1 percent with good performance by Pillsbury refrigerated dough products, Totino’s pizza and Pizza Rolls snacks, and Pillsbury Savorings appetizers. Meals division net sales essentially matched strong year-ago levels, with Green Giant frozen vegetables, Progresso ready-to-serve soups and Old El Paso Mexican foods recording good gains. Net sales for the Small Planet Foods natural and organic business were 2 percent below prior-year levels reflecting soft organic food industry trends, however Cascadian Farm cereals and the Larabar line recorded market share gains.
     Through six months, U.S. Retail segment net sales rose 5 percent to $5.31 billion. Pound volume growth accounted for 2 points of the sales increase. Segment operating profits grew 16 percent to $1.36 billion.
International Segment Results
Second-quarter net sales for General Mills’ consolidated international businesses grew 7 percent to $724 million. Foreign currency translation contributed 4 points of sales growth, and net price realization and mix contributed 3 points of growth. Pound volume matched year ago levels, including the loss of 2 points of growth from divested products. International segment operating profits declined 3 percent, reflecting transactional foreign currency effects on cost of sales and a strong double-digit increase in advertising and media expense.
     Through six months, International segment net sales increased 1 percent to $1.39 billion. Net price realization and mix contributed 5 points of net sales growth. Foreign currency translation reduced the growth rate by 3 points. Pound volume subtracted 1 point of net sales growth, including the loss of 2 points of growth from divestitures. First-half segment operating profits of $147 million were 8 percent below last year’s first half due to negative foreign currency effects and increased advertising investment.
Bakeries & Foodservice Segment Results
Second-quarter net sales for the Bakeries & Foodservice segment declined 16 percent to $464 million, reflecting the absence of divested products and the impact of indexed prices on certain product lines. Pound volume reduced net sales growth by 10 percentage points, including the loss of 8 points of growth from divested products. Segment operating profits grew 32 percent to $85 million, reflecting strong plant operating performance and lower input costs.

     Through the first half, Bakeries & Foodservice segment net sales declined 16 percent to $897 million, reflecting the impact of divestitures and indexed prices on certain product lines. However, segment operating profits through the first six months grew at a strong double-digit rate to $146 million.
Joint Venture Summary
After-tax earnings from joint ventures grew 15 percent in the second quarter to $38 million. Excluding foreign currency effects, net sales for Cereal Partners Worldwide (CPW) rose 4 percent and net sales for the Häagen-Dazs Japan joint venture grew 1 percent. Foreign exchange contributed to reported joint-venture results. Through the first six months, joint venture earnings totaled $62 million after-tax in fiscal 2010 compared to $64 million in the prior year.
Corporate Items
Corporate unallocated items totaled $24 million of income in the second quarter of fiscal 2010 compared to $292 million of expense in last year’s second quarter. This primarily reflects differences in the mark-to-market valuation of certain commodity positions, which represented a net gain of $67 million this year compared to a net reduction of $269 million a year ago. Excluding mark-to-market effects, corporate unallocated items totaled $43 million expense this year, up from $23 million expense a year ago.
     Restructuring, impairment and other exit costs totaled $25 million in the second quarter of 2010, compared to $2 million a year ago.
     Net interest expense for the quarter declined 8 percent to $88 million, primarily reflecting lower debt levels. The effective tax rate for the quarter was 33.1 percent, essentially unchanged from year-ago levels.
Cash Flow Items
General Mills operating activities generated $987 million of cash in the first half of fiscal 2010, up sharply from $364 million in last year’s first half driven by strong net earnings growth. Capital expenditures during the first six months totaled $258 million compared to $241 million a year ago. Dividends grew 6 percent in the first half to $313 million. On Monday, December 14, 2009, General Mills announced an increase in the quarterly dividend rate, effective with the February 1, 2010, payment. Estimated dividends per share in fiscal 2010 of $1.92 represent a 12 percent increase over the $1.72 per share paid in fiscal 2009. During the first half, General Mills repurchased 4 million of the company’s common shares at an average price of $54.91 per share.
Fiscal 2010 Outlook
“Our businesses are growing, and General Mills people in our plants, sales teams and offices worldwide are delivering great performance,” said Powell. “As we move into the second half of fiscal 2010, we plan to make additional reinvestments in marketing and merchandising programs to fuel continued growth for our brands this year and into fiscal 2011.”
     General Mills said that, based on strong first-half operating performance and business momentum, the company is raising its guidance for fiscal 2010 earnings to a range of $4.52 to $4.57 per share, excluding any impact from mark-to-market effects. Previously, the company’s 2010 EPS guidance had been a range of $4.40 to $4.45 excluding any mark-to-market impact.
     The new fiscal 2010 EPS guidance represents growth of 14 to 15 percent from 2009 earnings per share of $3.98 excluding items affecting comparability. The double-digit growth is anticipated despite the absence of divested businesses, one less week in this fiscal year, and the expectation that foreign currency exchange will reduce 2010 reported results.

General Mills will hold a briefing for investors today, December 17, 2009, beginning at 8:30 a.m. Eastern Time. You may access the web cast from General Mills’ internet home page: www.generalmills.com.
Earnings per share excluding items, total company segment operating profit, earnings excluding items expressed as a percent of sales, and international sales excluding foreign currency translation effects are each non-GAAP measures. Reconciliations of these measures to their relevant GAAP measures appear in Note 6 to the attached consolidated financial statements.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2010 Outlook” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure of our information technology systems; resolution of uncertain income tax matters; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS AND SUPPLEMENTARY INFORMATION
(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Six-Month Period Ended
	Nov. 29,	Nov. 23,		Nov. 29,	Nov. 23,
	2009	2008	% Change	2009	2008	% Change
Net sales	$4,078.2	$4,010.8	1.7%	$7,597.0	$7,508.2	1.2%
Cost of sales	2,332.1	2,791.2	(16.4%)	4,392.2	5,096.8	(13.8%)
Selling, general, and administrative expenses	842.5	729.6	15.5%	1,609.1	1,447.5	11.2%
Divestiture (gain)	—	(128.8)	NM	—	(128.8)	NM
Restructuring, impairment, and other exit costs	24.9	2.5	NM	24.1	5.2	NM

Operating profit	878.7	616.3	42.6%	1,571.6	1,087.5	44.5%
Interest, net	88.5	96.3	(8.1%)	180.4	183.0	(1.4%)

Earnings before income taxes and after-tax earnings from joint ventures	790.2	520.0	52.0%	1,391.2	904.5	53.8%
Income taxes	261.6	173.1	51.1%	464.8	306.3	51.7%
After-tax earnings from joint ventures	38.2	33.3	14.7%	62.4	64.0	(2.5%)

Net earnings, including earnings attributable to noncontrolling interests	566.8	380.2	49.1%	988.8	662.2	49.3%
Net earnings attributable to noncontrolling interests	1.3	2.0	(35.0%)	2.7	5.5	(50.9%)

Net earnings	$565.5	$378.2	49.5%	$986.1	$656.7	50.2%

Earnings per share — basic	$1.72	$1.14	50.9%	$3.01	$1.96	53.6%

Earnings per share — diluted	$1.66	$1.09	52.3%	$2.91	$1.88	54.8%

Dividends per share	$0.47	$0.43	9.3%	$0.94	$0.86	9.3%

	Quarter Ended			Six-Month Period Ended
	Nov. 29,	Nov. 23,	Basis Pt	Nov. 29,	Nov. 23,	Basis Pt
	2009	2008	Change	2009	2008	Change
Comparisons as a % of net sales:
Gross margin	42.8%	30.4%	1,240	42.2%	32.1%	1,010
Selling, general, and administrative expenses	20.7%	18.2%	250	21.2%	19.3%	190
Operating profit	21.5%	15.4%	610	20.7%	14.5%	620
Net earnings	13.9%	9.4%	450	13.0%	8.8%	420

	Quarter Ended			Six-Month Period Ended
	Nov. 29,	Nov. 23,	Basis Pt	Nov. 29,	Nov. 23,	Basis Pt
	2009	2008	Change	2009	2008	Change
Comparisons as a % of net sales excluding mark-to-market effects (a):
Gross margin	41.2%	37.1%	410	41.5%	36.9%	460
Operating profit	19.9%	18.9%	100	20.0%	17.6%	240
Net earnings	12.8%	11.8%	100	12.5%	10.8%	170

(a)	See Note 6 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).
See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
OPERATING SEGMENT RESULTS AND SUPPLEMENTARY INFORMATION
(Unaudited) (In Millions)

	Quarter Ended			Six-Month Period Ended
	Nov. 29,	Nov. 23,		Nov. 29,	Nov. 23,
	2009	2008	% Change	2009	2008	% Change
Net sales:
U.S. Retail	$2,890.6	$2,785.1	3.8%	$5,314.4	$5,075.4	4.7%
International	723.9	676.2	7.1%	1,385.6	1,366.4	1.4%
Bakeries and Foodservice	463.7	549.5	(15.6%)	897.0	1,066.4	(15.9%)

Total	$4,078.2	$4,010.8	1.7%	$7,597.0	$7,508.2	1.2%

Operating profit:
U.S. Retail	$718.4	$638.3	12.6%	$1,355.1	$1,164.6	16.4%
International	77.1	79.5	(3.0%)	146.8	159.5	(8.0%)
Bakeries and Foodservice	84.6	63.9	32.4%	145.8	90.6	60.9%

Total segment operating profit	880.1	781.7	12.6%	1,647.7	1,414.7	16.5%

Unallocated corporate items	(23.5)	291.7	(108.1%)	52.0	450.8	(88.5%)
Divestiture (gain)	—	(128.8)	NM	—	(128.8)	NM
Restructuring, impairment, and other exit costs	24.9	2.5	NM	24.1	5.2	NM

Operating profit	$878.7	$616.3	42.6%	$1,571.6	$1,087.5	44.5%

	Quarter Ended			Six-Month Period Ended
	Nov. 29,	Nov. 23,	Basis Pt	Nov. 29,	Nov. 23,	Basis Pt
	2009	2008	Change	2009	2008	Change
Segment operating profit as a % of net sales:
U.S. Retail	24.9%	22.9%	200	25.5%	22.9%	260
International	10.7%	11.8%	(110)	10.6%	11.7%	(110)
Bakeries and Foodservice	18.2%	11.6%	660	16.3%	8.5%	780

Total segment operating profit	21.6%	19.5%	210	21.7%	18.8%	290

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Millions, Except Par Value)

	Nov. 29,	Nov. 23,	May 31,
	2009	2008	2009
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$858.4	$639.6	$749.8
Receivables	1,211.6	1,234.2	953.4
Inventories	1,628.7	1,583.3	1,346.8
Deferred income taxes	—	33.6	15.6
Prepaid expenses and other current assets	429.1	527.3	469.3

Total current assets	4,127.8	4,018.0	3,534.9
Land, buildings, and equipment	2,987.5	2,958.2	3,034.9
Goodwill	6,697.9	6,598.4	6,663.0
Other intangible assets	3,766.4	3,678.2	3,747.0
Other assets	981.7	1,856.9	895.0

Total assets	$18,561.3	$19,109.7	$17,874.8

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$717.6	$840.2	$803.4
Current portion of long-term debt	607.3	113.6	508.5
Notes payable	444.4	2,698.9	812.2
Deferred income taxes	1.7	—	—
Other current liabilities	1,688.5	1,331.3	1,481.9

Total current liabilities	3,459.5	4,984.0	3,606.0
Long-term debt	5,648.0	5,105.5	5,754.8
Deferred income taxes	1,163.3	1,447.0	1,165.3
Other liabilities	1,956.8	2,036.6	1,932.2

Total liabilities	12,227.6	13,573.1	12,458.3

Stockholders’ equity:
Common stock, 377.3 shares issued, $0.10 par value	37.7	37.7	37.7
Additional paid-in capital	1,284.5	1,207.2	1,249.9
Retained earnings	7,908.8	6,873.5	7,235.6
Common stock in treasury, at cost, shares of 47.9, 49.6 and 49.3	(2,419.3)	(2,484.4)	(2,473.1)
Accumulated other comprehensive loss	(722.8)	(342.3)	(877.8)

Total stockholders’ equity	6,088.9	5,291.7	5,172.3
Noncontrolling interests	244.8	244.9	244.2

Total equity	6,333.7	5,536.6	5,416.5

Total liabilities and equity	$18,561.3	$19,109.7	$17,874.8

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In Millions)

	Six-Month Period Ended
	Nov. 29,	Nov. 23,
	2009	2008
Cash Flows — Operating Activities
Net earnings	$986.1	$656.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	227.9	223.6
After-tax earnings from joint ventures	(62.4)	(64.0)
Stock-based compensation	60.4	85.0
Deferred income taxes	25.3	(1.4)
Tax benefit on exercised options	(46.6)	(83.7)
Distributions of earnings from joint ventures	31.2	19.3
Pension and other postretirement benefit plan contributions	(5.3)	(7.9)
Pension and other postretirement benefit plan income	(4.4)	(11.8)
Divestiture (gain)	—	(128.8)
Restructuring, impairment, and other exit costs (income)	18.9	(0.5)
Changes in current assets and liabilities	(269.1)	(268.3)
Other, net	25.1	(54.4)

Net cash provided by operating activities	987.1	363.8

Cash Flows — Investing Activities
Purchases of land, buildings, and equipment	(257.5)	(241.4)
Investments in affiliates, net	—	9.9
Proceeds from disposal of land, buildings, and equipment	6.6	0.5
Proceeds from divestiture of product line	—	192.5
Other, net	35.8	(20.1)

Net cash used by investing activities	(215.1)	(58.6)

Cash Flows — Financing Activities
Change in notes payable	(375.3)	509.0
Issuance of long-term debt	—	700.0
Payment of long-term debt	(3.2)	(259.1)
Proceeds from common stock issued on exercised options	189.1	266.5
Tax benefit on exercised options	46.6	83.7
Purchases of common stock for treasury	(235.4)	(1,205.8)
Dividends paid	(312.9)	(293.9)
Other, net	—	(4.6)

Net cash used by financing activities	(691.1)	(204.2)

Effect of exchange rate changes on cash and cash equivalents	27.7	(122.4)

Increase (decrease) in cash and cash equivalents	108.6	(21.4)
Cash and cash equivalents — beginning of year	749.8	661.0

Cash and cash equivalents — end of period	$858.4	$639.6

Cash Flow from Changes in Current Assets and Liabilities:
Receivables	$(241.6)	$(228.3)
Inventories	(270.2)	(286.9)
Prepaid expenses and other current assets	19.8	(40.7)
Accounts payable	(33.2)	(1.1)
Other current liabilities	256.1	288.7

Changes in current assets and liabilities	$(269.1)	$(268.3)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.
(2)	At the beginning of fiscal 2010, we adopted new guidance on noncontrolling interests in financial statements. To conform to the current period presentation, we made the following reclassifications to net earnings attributable to noncontrolling interests in our Consolidated Statements of Earnings:

		Six-Month
	Quarter Ended	Period Ended
In Millions	Nov. 23, 2008	Nov. 23, 2008
From interest, net	$2.2	$4.2
From selling, general, and administrative expenses	(0.2)	1.3

Total net earnings attributable to noncontrolling interests	$2.0	$5.5

Also, noncontrolling interests previously reported as minority interests have been reclassified to a separate section in equity on the Consolidated Balance Sheets, as a result of the adoption. In addition, certain other reclassifications to our previously reported financial information have been made to conform to the current period presentation.

(3)	For the second quarter of fiscal 2010, unallocated corporate items totaled $24 million of income compared to $292 million of expense in the same period last year. We recorded a $67 million net increase in income related to mark-to-market valuations of certain commodity positions and grain inventories in the second quarter of fiscal 2010, compared to a $269 million net increase in expense in the second quarter of fiscal 2009.

For the six-month period ended November 29, 2009, unallocated corporate expense was $52 million compared to $451 million in the same period last year. We recorded a $53 million net decrease in expense related to mark-to-market valuations of certain commodity positions and grain inventories in the six-month period ended November 29, 2009, compared to a $361 million net increase in expense in the six-month period ended November 23, 2008.

(4)	In late November 2009, we decided to exit certain underperforming products in our U.S. Retail segment to rationalize capacity for more profitable items. Our decisions resulted in a $24 million non-cash restructuring, impairment, and other exit charge against the related long-lived assets in the second quarter of fiscal 2010. In addition, we recorded $1 million of costs related to previously announced restructuring actions. During the six-month period ended November 29, 2009, we also recorded a net gain of $1 million related to the closure and sale of our Contagem, Brazil bread and pasta plant.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

			Six-Month
	Quarter Ended		Period Ended
	Nov. 29,	Nov. 23,	Nov. 29,	Nov. 23,
In Millions, Except per Share Data	2009	2008	2009	2008

Net earnings	$565.5	$378.2	$986.1	$656.7

Average number of common shares — basic EPS	328.7	333.2	327.6	334.8
Incremental share effect from:
Stock options	9.0	10.7	8.1	10.9
Restricted stock, restricted stock units, and other	2.9	3.1	2.8	3.0

Average number of common shares — diluted EPS	340.6	347.0	338.5	348.7

Earnings per share — basic	$1.72	$1.14	$3.01	$1.96
Earnings per share — diluted	$1.66	$1.09	$2.91	$1.88

(6)	We have included four measures in this release that are not defined by generally accepted accounting principles (GAAP): (1) diluted earnings per share excluding mark-to-market valuation of certain commodity positions and grain inventories (“mark-to-market effects”), the net gain on divestitures of certain product lines (“divestitures gain, net”), the gain from our insurance settlement in Argentina (“gain from insurance settlement”), and effect of a Federal court decision on an uncertain tax item (“uncertain tax item”) (collectively, these four items are referred to as “items affecting comparability” in this footnote), (2) earnings comparisons as a percent of net sales excluding mark-to-market effects, (3) total segment operating profit, and (4) sales growth rates for our International segment in total and by region excluding the impact of changes in foreign currency exchange. We believe that these measures provide useful supplemental information to assess our operating performance. These measures are reconciled below to the measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, our diluted earnings per share and operating performance measures as calculated in accordance with GAAP.

Diluted EPS excluding items affecting comparability follows:

			Six-Month
	Quarter Ended		Period Ended		Year Ended
	Nov. 29,	Nov. 23,	Nov. 29,	Nov. 23,	May 31,
Per Share Data	2009	2008	2009	2008	2009

Diluted earnings per share, as reported	$1.66	$1.09	$2.91	$1.88	$3.80
Mark-to-market effects (a)	(0.12)	0.49	(0.09)	0.65	0.22
Divestitures gain, net (b)	—	(0.22)	—	(0.21)	(0.11)
Gain from insurance settlement (c)	—	—	—	—	(0.08)
Uncertain tax item (d)	—	—	—	—	0.15

Diluted earnings per share, excluding items affecting comparability	$1.54	$1.36	$2.82	$2.32	$3.98

(a)	See Note 3.

(b)	Gain on sale of Pop•Secret product line, net of losses on sales and discontinuation of certain bread dough and concentrates product lines.

(c)	Settlement with an insurance carrier covering the loss of a manufacturing plant in Argentina in fiscal 2008.

(d)	Effect of a Federal court decision on an uncertain tax matter.

     Earnings comparisons as a percent of net sales excluding mark-to-market effects follows:

	Quarter Ended
In Millions	Nov. 29, 2009		Nov. 23, 2008
		Percent of		Percent of
Comparisons as a % of Net Sales	Value	Net Sales	Value	Net Sales

Gross margin as reported (a)	$1,746.1	42.8%	$1,219.6	30.4%
Mark-to-market effects (b)	(67.4)	(1.6)%	269.2	6.7%

Adjusted gross margin	$1,678.7	41.2%	$1,488.8	37.1%

Operating profit as reported	$878.7	21.5%	$616.3	15.4%
Mark-to-market effects (b)	(67.4)	(1.6)%	269.2	6.7%
Divestiture (gain) (c)	—	—%	(128.8)	(3.2)%

Adjusted operating profit	$811.3	19.9%	$756.7	18.9%

Net earnings as reported	$565.5	13.9%	$378.2	9.4%
Mark-to-market effects, net of tax (b)	(42.5)	(1.1)%	169.6	4.2%
Divestiture (gain) (c)	—	—%	(74.8)	(1.8)%

Adjusted net earnings	$523.0	12.8%	$473.0	11.8%

	Six-Month Period Ended
In Millions	Nov. 29, 2009		Nov. 23, 2008
		Percent of		Percent of
Comparisons as a % of Net Sales	Value	Net Sales	Value	Net Sales

Gross margin as reported (a)	$3,204.8	42.2%	$2,411.4	32.1%
Mark-to-market effects (b)	(52.6)	(0.7)%	360.6	4.8%

Adjusted gross margin	$3,152.2	41.5%	$2,772.0	36.9%

Operating profit as reported	$1,571.6	20.7%	$1,087.5	14.5%
Mark-to-market effects (b)	(52.6)	(0.7)%	360.6	4.8%
Divestiture (gain) (c)	—	—%	(128.8)	(1.7)%

Adjusted operating profit	$1,519.0	20.0%	$1,319.3	17.6%

Net earnings as reported	$986.1	13.0%	$656.7	8.8%
Mark-to-market effects, net of tax (b)	(33.1)	(0.5)%	227.2	3.0%
Divestiture (gain) (c)	—	—%	(74.8)	(1.0)%

Adjusted net earnings	$953.0	12.5%	$809.1	10.8%

(a)	Net sales less cost of sales.

(b)	See Note 3.

(c)	Gain on sale of Pop•Secret product line.
A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

A reconciliation of International segment and region sales growth rates as reported to International segment and region sales growth rates excluding the impact of foreign currency exchange follows:

	Quarter Ended Nov. 29, 2009
		Impact of
	Percentage Change	Foreign	Percentage Change in
	in Net Sales	Currency	Net Sales on Constant
	as Reported	Exchange	Currency Basis

Europe	4%	3%	1%
Canada	15	6	9
Asia/Pacific	12	6	6
Latin America	(8)	(3)	(5)

Total International	7%	4%	3%

	Six-Month Period Ended Nov. 29, 2009
		Impact of
	Percentage Change in	Foreign	Percentage Change in
	Net Sales	Currency	Net Sales on Constant
	as Reported	Exchange	Currency Basis

Europe	(5)%	(5)%	—%
Canada	9	(1)	10
Asia/Pacific	6	—	6
Latin America	(3)	(5)	2

Total International	1%	(3)%	4%